SKYMALL, INC.
                          INCENTIVE COMPENSATION PLAN




Plan:          This  plan   shall  be  known  as  the  SkyMall,  Inc.  Incentive
               Compensation Plan (the "Plan").

Objective:     To  incentivize  management to meet SkyMall's earnings  goals and other objectives.

Eligibility:   SkyMall's  executive  and  management  employees are  eligible to receive bonuses and stock options under the Plan. Each year the Board will designate categories of executive and management employees who are eligible to participate in the Plan.

Earnings
Target: Each year the Board establishes an earnings target (the "Targeted EBITDA") which is based on the Company's Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") contained in the Company's annual budget approved by the Board of Directors. The Board also determines a bonus percentage (the "Bonus Percentage") for eligible employees.

Bonus
Payments:      Bonuses,  if  any,  will  be  paid  under  this  Plan as  soon as practicable following the determination of the Company's annual financial results and sign-off of such results by the Company's independent public accountants. Bonuses for employees who have been employed less than one year will be pro-rated. No employee will be eligible to receive any bonus or stock options under this Plan unless the employee is employed by the Company on the date the bonuses are paid and the stock options are granted.

Stock
Options: Immediately following the determination of the cash bonus (the "Cash Bonus") amounts payable to employees under the Plan for the immediately preceding fiscal year (the "Determination Date"), eligible employees will also be granted options to purchase that number of shares of common stock of the Company determined by dividing the employee's Cash Bonus for the year by the closing bid price of the Company's common stock on the first business day of the immediately preceding fiscal year. Calculations resulting in a fraction of a share shall be rounded up to the next whole share. Such options shall vest over a three-year period at a rate of 1/3 per year and shall be priced at the closing bid price on the Determination Date.



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Incentive Compensation Plan
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Board
Approval:      Payment of  Cash  Bonuses and the grant of stock options shall be subject to board approval.

Bonus
Calculations:  Cash  Bonuses  under the  Plan shall be  calculated on an  annual basis as follows:

* Step 1 - Employee's base salary will be multiplied by the Bonus Percentage ("Bonus Dollars").

* Step 2 - The ratio of the Company's actual EBITDA for the applicable year to the Targeted EBITDA will be determined (the "EBITDA Ratio").

* Step 3- The Bonus Dollars will be multiplied by the EBITDA Ratio to determine the employee's Cash Bonus Potential (the "Cash Bonus Potential"), subject to certain limitations including a floor on the EBITDA Ratio of 80% and a ceiling on the EBITDA Ratio of 120%.

* Step 4 - The employee will be reviewed by the employee's supervisor as soon as possible following the end of the Company's fiscal year. The review shall assess the employee's contribution to the goals of the management team as well as the employee's progress during the year toward specific goals. The review process will include a self-evaluation by the employee.

* Step 5 - The employee will be paid 50% of the Cash Bonus Potential based solely on the performance of the Company. The employee will also be paid 50% of the Cash Bonus Potential subject to a satisfactory evaluation from the employee's supervisor. If the employee is not performing in a satisfactory fashion as determined by the employee's supervisor, such supervisor shall have the discretion to award any amount of the employee's Cash Bonus Potential not to exceed 50%.


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